Exhibit A

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this "Agreement"), is entered into as of the third day of February, 2004, by and among: (i) Process Equipment, Inc., a Nevada corporation (the "Corporation"), and (ii) Jade Profit Investment Limited, a British Virgin Islands limited liability corporation ("Jade"), as the parent of Hainan Quebec Ocean Fishing Co. Ltd., a People's Republic of China limited liability corporation ("HQ"). The Corporation, Jade and the stockholders of Jade listed on Schedule I hereto (the "Jade Stockholders") are referred to collectively as the "Parties."

WHEREAS, on the terms and conditions hereinafter provided, the Corporation desires to acquire from the Jade Stockholders and the Jade Stockholders wish to transfer to the Corporation 100% of the issued and outstanding share capital of Jade (the "Transferred Jade Shares") in exchange for 48,423,770 of newly-issued common stock of the Corporation constituting 93% of the issued and outstanding common stock of the Corporation on a fully-diluted basis as of the Closing (defined below), subject to adjustment as described in Section 3.1 (the "Issued Shares");

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND

WARRANTIES OF THE CORPORATION

As an inducement to, and to obtain the reliance of Jade, the Corporation, represents and warrants as follows:

1.1        Organization. The Corporation is a company duly organized and validly existing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business. Schedule 1.1 includes: (a) a certified copy of the articles of incorporation of the Corporation in effect as of the date of this Agreement or as soon as practicable; (b) the bylaws of the Corporation in effect as of the date of this Agreement; and (c) certificate of good standing of the Corporation issued by the Nevada Secretary of State and dated within one day prior to the date of this Agreement, or as soon as practicable.

1.2         Due Authorization. The Corporation has taken, or will have taken prior to Closing (as defined below), all actions required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. No authorization, approval, consent, or order of, or registration with, any court or other governmental body is required in connection with the execution and delivery by the Corporation of this Agreement and consummation by the Corporation of the transactions contemplated by this Agreement.

1.3         Absence of Violation. The execution and delivery of this Agreement, and all exhibits hereto does not and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with, violate, result in a breach of or constitute a default under any provision of the articles of incorporation (as amended) or bylaws or other organizational documents of the Corporation; (b) violate, conflict with or result in the breach or termination of or modification, or otherwise give any other contracting party the right to terminate or modify, or constitute a default, with or without notice, the lapse of time or both, or cause the acceleration of any obligation, under the terms of any contract to which the Corporation is a party; (c) result in the creation of any lien, charge or encumbrance upon the properties or other assets of the Corporation; or (d) conflict with, violate, result in a breach of or constitute a default under any judgment, order, injunction, decree or award against, or binding upon, the Corporation or upon any of its properties or assets.

1.4          Consents. The Corporation is not subject to any law, ordinance, regulation, rule, order, judgment, injunction, decree, charter, bylaw, contract, commitment, lease, agreement, instrument or other restriction of any kind which would prevent the Corporation from performing the terms of this Agreement or any of the transactions contemplated hereby without the consent of any third party, or which would require the consent of any third party for the consummation of this Agreement or any of the transactions contemplated hereby, or which would result in any penalty, forfeiture or other termination as a result of such consummation.

1.5         Binding Obligation. When executed by the Corporation, this Agreement and all exhibits hereto and the representations and warranties contained herein and therein will constitute a valid and binding obligation of the Corporation enforceable in accordance with their respective terms.

1.6          Capitalization and Outstanding Shares. As of the date of this Agreement, the authorized capitalization of the Corporation consists of 25,000,000 shares of common stock, US$0.001 par value, of which, 3,644,800 shares of common stock are outstanding. Such issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. Schedule 1.6 contains a true and complete description, as of the date of this Agreement, of: (a) the authorized share capital of the Corporation; (b) the issued and outstanding share capital of the Corporation; and (c) the fully-diluted share capital of the Corporation.

1.7         Options or Warrants or Subscriptions. Except as set forth in Schedule 1.7 to this Agreement, there are no existing options, warrants, calls, subscriptions or commitments of any character relating to the authorized and un-issued share capital of the Corporation, including, but not limited to the common stock of the Corporation.

1.8         Compliance With Laws and Regulations. The Corporation has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Corporation or except to the extent that noncompliance would not result in the occurrence of any material liability for the Corporation.

1.9         Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened or reasonably anticipated against or affecting the Corporation or any of its assets or business or this Agreement or any exhibit hereto, at law or in equity, by or before any court, arbitrator or governmental authority, domestic or foreign.

1.10          No Bankruptcy. There has not been filed any petition or application, nor any proceeding commenced by or against the Corporation with respect to any assets of the Corporation under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by the Corporation for the benefit of creditors generally.

1.11         Shareholder's Agreements. Except for this Agreement and any agreements incorporated as exhibits hereto, there is no agreement which governs or purports to govern the shareholdings of the Corporation or which restricts or purports to restrict the exercise by any shareholder of the Corporation of his rights as a shareholder of the Corporation, including without restriction, any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rates or disposition of the shares (or units or other equity interest, as the case may be) of the Corporation, save as governed by applicable law.

1.12         Option Plans. There is no share option plan or similar plan and to acquire any additional shares or units or other equity interests, as the case may be, of the Corporation or securities convertible or exercisable into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or units or equity interests, as the case may be.

1.13         Financial Statements. The financial statements contained in the filings with the Securities and Exchange Commission ("SEC") are accurate and in keeping with the requirements of the securities laws of the United States.

1.14          Tax Returns. Except as set forth on Schedule 1.14, all required tax returns and information returns and reports of or relating to any tax and the information and data contained therein have been properly and accurately compiled and completed in all material respects, and filed in a timely manner with the appropriate taxation authority for the Corporation.

1.15         Guarantees. The Corporation does not have any outstanding contracts or commitments guaranteeing (or indemnifying or making contribution to others for breaches in connection with) the payment or collection or the performance of the obligations of others, and none of them has entered into any deficiency agreements, or issued any comfort letters, or otherwise granted any material financial assistance to any person, firm, corporation or other entity.

1.16          No Non-Competition Agreement. There is no restriction agreement nor any non-solicitation or non-competition agreement or other agreement restricting in any way the carrying on of the business of the Corporation binding upon the Corporation.

1.17         Real Property. Except as set forth on Schedule 1.17(a), the Corporation does not own any real or otherwise immovable property. Except as set forth on Schedule 1.17(b), the Corporation does not hold as tenant any leases.

1.18         Employment Matters. Except as disclosed in Schedule 1.18, the Corporation does not have any employment, consulting or severance contract, arrangement or understanding with any person whomsoever, with annual obligations in excess of $20,000. The Corporation has not granted any "golden parachute" to any of its past or present employees. The salaries and bonuses of all officers and employees of the Corporation have been paid in full by the Corporation. The Corporation is in compliance in all material respects with all applicable laws relating to employment in all relevant jurisdictions. There is no pending or outstanding employment dispute within the Corporation. The consummation of the transactions contemplated by this Agreement will not give rise to any liability of the Corporation for bonuses, severance pay, termination benefits or other amounts.

1.19          Intellectual Property. The Corporation has not and is not violating any patents, material trade marks, trade names, copyrights, service marks, applications therefor and other industrial and intellectual property.

1.20         Issuance of Shares Exempt from Registration. The issuance of the Issued Shares to the Jade Stockholders is exempt from registration under United States federal and state securities laws and regulations.

1.21          No Materially Adverse Undisclosed Facts. There is no fact known to the management of the Corporation which has not previously been disclosed in writing to Jade which may materially adversely affect the Corporation or its respective assets, properties, business, prospects, operation or condition (financial or otherwise), or which should be disclosed to Jade in order to make any of the warranties and representations herein true and not misleading and no state of facts is known (or with reasonable diligence would be known) to the management of the Corporation that would operate to prevent the Corporation from continuing to carry on its business in the manner in which carried on at the date hereof.

1.22         Absence of Certain Changes or Events. Except in order to fulfill the obligations created by this Agreement and to complete the transactions contemplated herein, from the date of this Agreement until the completion of the Closing (as described below) the Corporation will: (a) not incur any liability or obligation whatsoever, secured or unsecured, direct or indirect, other than in the ordinary and usual course of its business; (b) not enter into any contracts or agreements whatsoever, other than in the ordinary and usual conduct and course of its business; (c) not change any of its accounting methods, principles, practices or policies; (d) not cease to operate its properties and to carry on its business as heretofore carried on, nor fail to maintain all of its properties, rights and assets consistently with past practices; (e) not sell or otherwise in any way alienate or dispose of any of its assets other than in the ordinary course of business and in a manner consistent with past practices; (f) not modify its articles of incorporation, bylaws or capital structure;(g) not make any modification to its authorized or issued shares, nor redeem, retire, repurchase or otherwise acquire, nor issue, sell or otherwise dispose of, shares of its capital stock other equity interests or warrants, bonds or rights in its own capital, (h) not make any distribution, by way of dividend or otherwise, to any of its shareholders or to any affiliate or associate thereof, or reserve or declare any dividend; (i) not make any material change in the form of compensation or remuneration payable or to become payable to any of its shareholders, directors, officers, employees or agents nor in the rate thereof; (j) other than the ordinary course of business, not grant to any customer any special allowance or discount, or change its pricing, credit or payment policies; (k) not make any loan or advance, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any person; (l) not permit, cause or suffer any extraordinary losses not covered by insurance; (m) not remove any director or auditor or terminate any officer or have any of the foregoing resign; (n) not purchase or otherwise acquire any shares or other equity interest, as the case may be, in any person. The Corporation further represents that (o) it is not currently facing any action or suit, proceeding, inquiry, or any threat thereof, against or affecting the Corporation at law or in equity or before or by any foreign, federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which may in any way materially and adversely affect the Corporation; (p) except as described in its SEC filings, and/or the Corporation's interim financial statements, there have not been any transactions, agreements, arrangements or payments (including, without limitation, salaries, bonuses, royalties or fees) relating to or affecting the Corporation or its business: (i) involving any related entity of the Corporation, (ii) involving any current or former director, officer, shareholder of the Corporation, or (iii) involving any member of the immediate family of any individual described in clause (ii) above, (iv) involving any other person not acting at arm's length with the Corporation or (v) not otherwise at arm's length.

1.23         Reliance. All representations and warranties of the Corporation contained herein, shall be deemed to have been relied upon by Jade and HQ notwithstanding any investigation heretofore or hereafter made by Jade or HQ or by their counsel or by any other representative of Jade or HQ and shall survive the date hereof and continue in full force and effect for the benefit of Jade and HQ for an unlimited duration in case of fraud, gross negligence, material willful concealment or until the limitation period under any applicable tax statute has expired or, in all other cases, until the second anniversary of the date hereof.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES

OF JADE

As an inducement to, and to obtain the reliance of the Corporation, Jade represents and warrants, with respect to itself and HQ, as follows:

2.1         Organization. (a) Jade is a company duly organized and validly existing under the laws of the British Virgin Islands and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business. Schedule 2.1(a) includes: (i) a certified copy of the articles of incorporation or similar instruments of Jade in effect as of the date of this Agreement, (ii) the bylaws or similar instruments of Jade in effect as of the date of this Agreement, and (iii) a certificate of good standing or comparable document, to the extent available, of Jade, issued by the appropriate authorities and dated within one day prior to the date of this Agreement, or as soon as practicable.

(b) HQ is a company duly organized and validly existing under the laws of the People's Republic of China and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business. Schedule 2.1(b) includes: (i) a certified copy of the articles of incorporation or similar instruments of HQ in effect as of the date of this Agreement, (ii) the bylaws or similar instruments of HQ in effect as of the date of this Agreement, and (iii) a certificate of good standing or comparable document, to the extent available, of HQ, issued by the appropriate authorities and dated within one day prior to the date of this Agreement, or as soon as practicable.

2.2          Due Authorization. Jade has taken, or will have taken prior to Closing (as defined below), all actions required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Jade of this Agreement and consummation by Jade of the transactions contemplated by this Agreement.

2.3          Absence of Violation. The execution and delivery of this Agreement, and all exhibits hereto does not and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with, violate, result in a breach of or constitute a default under any provision of the articles of incorporation (as amended) or bylaws or other organizational documents of Jade or HQ; (b) violate, conflict with or result in the breach or termination of or modification, or otherwise give any other contracting party the right to terminate or modify, or constitute a default, with or without notice, the lapse of time or both, or cause the acceleration of any obligation, under the terms of any contract to which Jade or HQ is a party; (c) result in the creation of any lien, charge or encumbrance upon the properties or other assets of Jade or HQ; or (d) conflict with, violate, result in a breach of or constitute a default under any judgment, order, injunction, decree or award against, or binding upon, Jade or upon any of its properties or assets or upon HQ or upon any of the properties or assets of HQ.

2.4          Consents. Neither Jade nor HQ is subject to any law, ordinance, regulation, rule, order, judgment, injunction, decree, charter, bylaw, contract, commitment, lease, agreement, instrument or other restriction of any kind which would prevent Jade or HQ from performing the terms of this Agreement or any of the transactions contemplated hereby without the consent of any third party, or which would require the consent of any third party for the consummation of this Agreement or any of the transactions contemplated hereby, or which would result in any penalty, forfeiture or other termination as a result of such consummation.

2.5          Binding Obligation. When executed by Jade, this Agreement, and all exhibits hereto and the representations and warranties contained herein and therein will constitute a valid and binding obligation of Jade enforceable in accordance with their respective terms.

2.6          Capitalization and Outstanding Shares. Jade owns 84.42% of the total share capital of HQ as of the Closing Date (defined below). Such share capital ownership is valid, fully paid and non-assessable.

2.7         Ownership of Jade Shares. Jade Stockholders hereby represent and warrant that the Transferred Jade Shares constitute all of Jade's issued and outstanding share capital, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever (including but not limited to any marital or community property interest). Delivery of the Transferred Jade Shares at the Closing will convey to the Corporation good and marketable title to such shares, free and clear of any claims, charges, equities, liens, security interests and encumbrances whatsoever.

2.8          Options or Warrants or Subscriptions. Except as set forth in Schedule 2.8 to this Agreement, there are no existing options, warrants, calls, subscriptions or commitments of any character relating to the authorized and unissued share capital of Jade, including, but not limited to the common stock of Jade.

2.9          Compliance With Laws and Regulations. Both Jade and HQ have complied with all applicable statutes and regulations of the British Virgin Islands and the People's Republic of China, as applicable, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Jade and HQ or except to the extent that noncompliance would not result in the occurrence of any material liability for Jade and HQ.

2.10         Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened or reasonably anticipated against or affecting Jade or HQ or any of their assets or business or this Agreement or any exhibit hereto, at law or in equity, by or before any court, arbitrator or governmental authority, domestic or foreign.

2.11         No Bankruptcy. There has not been filed any petition or application, nor any proceeding commenced by or against Jade with respect to any assets of Jade under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by Jade for the benefit of creditors generally.

2.12          Option Plans. There is no share option plan or similar plan to acquire any additional shares or units or other equity interests, as the case may be, of Jade or securities convertible or exercisable into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or units or equity interests, as the case may be.

2.13          Financial Statements. The financial statements attached hereto as Schedule 2.13 accurately reflect subject to further auditing according to U.S. generally accepted accounting principles: (a) the assets of Jade (cash and in kind); and (b) all outstanding obligations of Jade whatsoever. Jade shall provide the audited financial statements for the fiscal years of 2002 and 2003 within 60 days after the Closing Date for Form 8K filing with the SEC.

2.14         Tax Returns. Except as set forth on Schedule 2.14, all required tax returns and information returns and reports of or relating to any tax and the information and data contained therein have been properly and accurately compiled and completed in all material respects, and filed in a timely manner with the appropriate taxation authority for Jade and for HQ.

2.15          Guarantees. Jade does not have any outstanding contracts or commitments guaranteeing (or indemnifying or making contribution to others for breaches in connection with) the payment or collection or the performance of the obligations of others, and has not entered into any deficiency agreements, or issued any comfort letters, or otherwise granted any material financial assistance to any person, firm, corporation or other entity.

2.16         No Non-Competition Agreement. There is no restriction agreement nor any non-solicitation or non-competition agreement or other agreement restricting in any way the carrying on of the business of Jade binding upon Jade.

2.17          Real Property. Jade does not own any real or otherwise immovable property.

2.18         Intellectual Property. Jade has not and is not violating any patents, material trade marks, trade names, copyrights, service marks and other industrial and intellectual property.

2.19          No Materially Adverse Undisclosed Facts. There is no fact known to the management of Jade or HQ which has not previously been disclosed in writing to the Corporation which may materially adversely affect Jade or its respective assets, properties, business, prospects, operation or condition (financial or otherwise),or which should be disclosed to the Corporation in order to make any of the warranties and representations herein true and not misleading and no state of facts is known (or with reasonable diligence would be known) to the management of Jade, which would operate to prevent Jade from continuing to carry on its business in the manner in which carried on at the date hereof.

2.20          Non-U.S. Person. The Jade Stockholders are not "U.S. Persons" under relevant the United States securities law and are obtaining shares of the common stock of the Corporation for their own accounts.

2.21          Reliance. All representations and warranties of the HQ contained herein, shall be deemed to have been relied upon by the Corporation notwithstanding any investigation heretofore or hereafter made by the Corporation or by their counsel or by any other representative of HQ and shall survive the date hereof and continue in full force and effect for the benefit of Corporation for an unlimited duration in case of fraud, gross negligence, material willful concealment or until the limitation period under any applicable tax statute has expired or, in all other cases, until the second anniversary of the date hereof.

2.22         Absence of Certain Changes or Events. Except in order to fulfill the obligations created by this Agreement and to complete the transactions contemplated herein, from the date of this Agreement until the completion of the Closing (as described below) Jade will: (a) not incur any liability or obligation whatsoever, secured or unsecured, direct or indirect, other than in the ordinary and usual course of its business; (b) not enter into any contracts or agreements whatsoever, other than in the ordinary and usual conduct and course of its business; (c) not change any of its accounting methods, principles, practices or policies; (d) not cease to operate its properties and to carry on its business as heretofore carried on, nor fail to maintain all of its properties, rights and assets consistently with past practices; (e) not sell or otherwise in any way alienate or dispose of any of its assets other than in the ordinary course of business and in a manner consistent with past practices; (f) not modify its articles of incorporation, bylaws or capital structure; (g) not make any modification to its authorized or issued shares, nor redeem, retire, repurchase or otherwise acquire, nor issue, sell or otherwise dispose of, shares of its capital stock other equity interests or warrants, bonds or rights in its own capital, (h) not make any distribution, by way of dividend or otherwise, to any of its shareholders or to any affiliate or associate thereof, or reserve or declare any dividend; (i) not make any material change in the form of compensation or remuneration payable or to become payable to any of its shareholders, directors, officers, employees or agents nor in the rate thereof; (j) other than the ordinary course of business, not grant to any customer any special allowance or discount, or change its pricing, credit or payment policies; (k) not make any loan or advance, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any person; (l) not permit, cause or suffer any extraordinary losses not covered by insurance; (m) not remove any director or auditor or terminate any officer or have any of the foregoing resign; (n) not purchase or otherwise acquire any shares or other equity interest, as the case may be, in any person. Jade further represents that (o) it is not currently facing any action or suit, proceeding, inquiry, or any threat thereof, against or affecting Jade at law or in equity or before or by any foreign, federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which may in any way materially and adversely affect Jade; (p) except as described in Jade's financial statements, there have not been any transactions, agreements, arrangements or payments (including, without limitation, salaries, bonuses, royalties or fees) relating to or affecting Jade or its business: (i) involving any related entity of Jade, (ii) involving any current or former director, officer, shareholder of Jade, or (iii) involving any member of the immediate family of any individual described in clause (ii) above, (iv) involving any other person not acting at arm's length with Jade or (v) not otherwise at arm's length.

ARTICLE III

THE CLOSING

3.1         The Exchange. The Jade Stockholders agree to assign, transfer, and deliver to the Corporation, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the outstanding common shares of Jade constituting 100% of the issued and outstanding common shares of Jade, and the Corporation agrees to acquire such shares by issuing and delivering to the Jade Stockholders and/or their designees in exchange therefor 48,423,770 shares of newly-issued common stock of the Corporation constituting 93% percent of the issued and outstanding common stock of the Corporation on a fully-diluted basis, subject to adjustment according to the Price Adjustment Formula (defined below). If, after the Sale of Assets (defined below), the Corporation possesses more or less than US$500,000 cash (or bank deposits or equivalents of cash) (the "Target Cash Level"), then the number of shares of newly-issued common stock of the Corporation issued to the Jade Stockholders and/or their designees will be increased or decreased, as the case may be, by the difference between the Target Cash Level and the actual cash amounts (or bank deposits or equivalents of cash) that the Corporation possesses after the Sale of Assets and on the Closing Date (defined below) divided by 0.30 (the "Price Adjustment Formula").

3.2          Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on March 31, 2004 or at such time and place as the parties may mutually agree ("Closing Date").

3.3         Conditions Precedent to Closing.

The conditions precedent to the obligations set forth in this Agreement include:

        (a) a complete and satisfactory due diligence review of the officers, books, records, business and affairs of the Corporation by Jade;

        (b) a complete and satisfactory due diligence review of the books, records, business and affairs of Jade by the Corporation;

        (c) the resignation of the entire current board of directors and the executive officers of the Corporation and the simultaneous election of new board members designated by Jade;

        (d) the increase in authorized shares of common stock of the Corporation to 100,000,000;

        (e) the sale, transfer or other disposition of all of the Corporation's assets and liabilities owned by its operating subsidiary with special emphasis on ridding the Corporation of its existing liabilities in terms of contractual or other obligations (the "Sale of Assets");

        (f) all necessary filings with the SEC and any and all other governmental bodies;

        (g) the name change of the Corporation into Hainan Quebec Maritime Industries Company (Call letters HQCh);

        (h) the stockholders of the Corporation shall authorize the Board of Directors of the Corporation to, at their discretion, effect up to a 3 for 1 reverse split of all of the outstanding shares of common stock of the Corporation;

        (i) change the fiscal year of the Corporation from April 31 to December 31; and

        (j) any other conditions precedent set forth in Articles V and VI of this Agreement.

3.4          Appropriate Approval. All of the items set forth in Section 3.3 of this Agreement and all of the transactions contemplated hereunder, shall have been properly authorized and approved by the stockholders of the Corporation.

3.5          Closing Events. At the Closing, each of the respective Parties hereto shall execute, acknowledge, and/or deliver, as applicable, or shall ensure to be executed, acknowledged, and delivered, as applicable, the following:

        (a) In the case of Jade: (i) each of the Schedules set forth in Article II of this Agreement, (ii) power of stock transfer and share certificates evidencing the transfer of the Transferred Jade Shares to the Corporation, and (iii) an opinion of counsel of Jade as to: (A) the due organization of Jade and HQ; (B) the due authorization by Jade and HQ of this Agreement and all exhibits hereto; and (C) the enforceability against Jade of the Agreement and all exhibits hereto.

        (b) In the case of the Corporation: (i) each of the Schedules set forth in Article I of this Agreement, (ii) share certificates evidencing the ownership by the Jade Stockholders of the Issued Shares, (iii) the Amended Articles of Incorporation certified by an officer of the Corporation to be in force as of the date of the Closing, (iv) an opinion of counsel of the Corporation as to: (A) the due organization of the Corporation; (B) the due authorization by the Corporation of this Agreement and all exhibits hereto; and

        (c) the enforceability against the Corporation, of the Agreement and all exhibits hereto, and (v) the exemption from registration under U.S. federal and state securities laws and regulations of the issuance of the Issued Shares to the Jade Stockholders.

        (d) Any and all certificates, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

ARTICLE IV

SPECIAL REPRESENTATIONS, COVENANTS, AND WARRANTIES

OF JADE WITH RESPECT TO THE SUBSCRIPTION OF THE ISSUED SHARES

The Issued Shares shall be issued to the Jade Stockholders only for the respective accounts of the Jade Stockholders, pursuant to an exemption from the registration requirements of the U.S. federal and state securities laws and regulations. Each certificate representing the Issued Shares issued and delivered at the Closing will have typed or printed thereon a restricted legend which will read substantially as follows:

                "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, but have been acquired by the registered owner hereof for the purpose of investment and in reliance upon the statutory exemptions contained in the Securities Act and similar provisions of any applicable state securities laws. The shares may not be sold, pledged, transferred or assigned except in accordance with THE SECURITIES ACT and all other applicable state securities laws."

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE CORPORATION

In addition to the conditions precedent set forth in Section 3.2 to this Agreement, the obligations of the Corporation under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.1          Accuracy of Representations. The representations and warranties made by Jade in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Jade shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

5.2          No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Jade nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Jade.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF JADE

In addition to the conditions precedent set forth in Section 3.2 to this Agreement, The obligations of Jade under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

6.1          Accuracy of Representations. The representations and warranties made by the Corporation in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and the Corporation shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Corporation prior to or at the Closing.

6.2         No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of the Corporation nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of the Corporation.

6.3          Discharge of Existing Liabilities. The Corporation shall discharge all the existing liabilities before or simultaneously with the Closing Date.

ARTICLE VII

MISCELLANEOUS

7.1          Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws the State of Delaware without regard to its conflicts of laws principles.

7.2          Resolution of Disputes.

        (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be resolved through friendly consultation, if possible. Such consultation shall begin immediately after one party has delivered to the other party a written request for such consultation (the "Consultation Date"). If the dispute cannot be resolved within 30 days following the Consultation Date, the dispute shall be submitted to arbitration upon the request of either party, with written notice to the other party.

        (b) Arbitration. The arbitration shall be conducted by a tribunal (the "Tribunal") in New York, New York under the auspices of the American Arbitration Association ("AAA") in accordance with the commercial arbitration rules and supplementary procedures for international commercial arbitration of the AAA. There shall be three arbitrators - one arbitrator shall be chosen by each party to the dispute and those two arbitrators shall choose the third arbitrator. All arbitration proceedings shall be conducted in English. Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with the arbitration proceedings. Arbitration shall be the sole, binding, exclusive and final remedy for resolving any dispute between the parties; either party may apply to any court of competent jurisdiction in relevant jurisdictions for enforcement of any award granted by the Tribunal.

        (c) During the period when a dispute is being resolved, except for the matter being disputed, the parties shall in all other respects continue to abide by the terms of this Agreement.

7.3          Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

        (a) If to the Corporation, addressed as follows:

Attention: George P. Cortessis Process Equipment, Inc. 26569 Corporate Avenue Hayward, CA 94545

(b) If to HQ, addressed as follows:
Attn: Mr. Norbert Sporns, President Jade Profit Investment Limited Unit 1105 Tower 1 Enterprise Square 9 Sheung Yuet Road Kowloon Bay Kowloon, Hong Kong

        (c) If to any Jade Stockholder, to the name and address indicated on Schedule I or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

7.4          Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

7.5          Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof.

7.6          Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of three months. All rights and obligations under this entire Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and assigns of the parties.

7.7          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. For purposes of this Agreement, facsimile signatures may be deemed originals.

7.8          Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same of any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

7.9         Indemnification. Jade and the Corporation hereby agree to indemnify and hold harmless respectively the Corporation, Jade and all of the Corporation's or Jade's officers, directors, stockholders, employees and agents against any and all expenses, liabilities, costs and damages (other than costs and expenses directly incurred by the Corporation and the officers, directors, stockholders, employees and agents of the Corporation or Jade in the process of their due diligence investigation), including, but not limited to all expense of defense and investigation relating thereto, of any and every nature and description, however incurred, arising out of any wrongful or negligent act or omission by Jade or by the Corporation, or any designee of Jade or the Corporation related to this Agreement, and the transactions described herein, including but not limited to the share exchange transaction described in Section 3.1 above, and any agreement or proceeding related to any of them.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

PROCESS EQUIPMENT, INC.

By:_________________________________ Name: George P.Cortessis Title: CEO and Director

Jade Profit Investment Limited

By: _________________________________ Name: Norbert Sporns Title: CEO and Director

SCHEDULE I
JADE STOCKHOLDERS

Name of Stockholder	Share Percentage	Address